EXHIBIT 99.1
Contact: Anne-Marie Megela
Vice President, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevity.com
GEVITY REPORTS SOLID FIRST QUARTER 2006 RESULTS
•	Compared To The Same Quarter Last Year, Results Include Increases In:
–	Client Employee Count of 9%

–	Revenue of 10%

–	Earnings Per Share of 15%
•	Company Provides Detailed 2006 Earnings Guidance Including Expected Increases In:
–	Client Employee Count of 10% to 15%

–	Revenue of 12% to 17%

–	Earnings Per Share of 18% to 23%
BRADENTON, FL, May 1, 2006 - Gevity (NASDAQ: GVHR), the leading provider of a comprehensive insourced employment management solution for small and medium-sized businesses, announced today 2006 first quarter results.
Client Employee Growth
The total number of client employees reached 136,200 at the end of the first quarter of 2006, which represents an increase of 8.6% over 125,400 client employees at the end of the first quarter of 2005.
The total client employee count remained stable in comparison to the end of the fourth quarter of 2005 and did not reflect a seasonal down-ward trend, which has historically been present. At the same time, average client employees paid increased by 700 to reach 127,600 at the end of the first quarter of 2006.
Client employee retention reached a record first quarter high. During the first quarter, 6,300 client employees attrited, which represents an average of 1.5% per month compared to approximately 10,500 or a monthly average of 2.6% in the first quarter of 2005. New client employee production was nearly 6,000, which is comparable to production levels in the first quarter of last year.

Revenues
Revenues increased 10.3% to $169.7 million for the quarter, compared to $153.9 million for the same period of last year. This growth was driven by positive developments in both volume as well as price. Compared to the same quarter last year, the number of average client employees paid increased by 8.4% to 127,600. At the same time, the average annualized professional service fee per paid client employee rose 4.6% to $1,219.
Gross Profit
During the reporting period, gross profit increased by 13.7% to $49.6 million from $43.6 million in the same period last year primarily due to a 13.5% increase in professional service fees, which contributed 78.3% of gross profit in the first quarter of 2006.
Operating Expenses
Operating expenses increased by 13.4% from $32.7 million in the first quarter of 2005, as adjusted for stock compensation expense of $1.1 million, to $ 37.0 million during the same period in 2006. Sequentially, however, the operating expense level of $37.0 million represents a decline of 13.7% from $42.9 million in the fourth quarter of 2005, assuming an adjustment for stock compensation expensing of $1.2 million in the fourth quarter. The year-over-year increase is a result of costs associated with the expansion into mid-market, costs related to the first quarter 2006 relocation of the company’s field support center in Bradenton, FL, and additional internal executive resources hired in the second half of 2005. On an as reported basis, the year-over-year increase is 17.2% from $31.6 million to $37.0 million.
Operating Income
Operating income increased 14.7% to $12.6 million for the first quarter of 2006 from $11.0 million in the first quarter last year, as adjusted for stock compensation expense. On an as reported basis, operating income for the first quarter of 2005 was $12.0 million.
Net Income
Net income increased by 9.9% to $8.2 million in the first quarter of 2006 from $7.5 million in the first quarter of 2005, as adjusted for stock compensation expense. On an as reported basis, net income in the first quarter of 2005 was $8.2 million.
Earnings Per Share
Diluted earnings per share rose by 15.4% to $0.30 for the quarter ended March 31, 2006 on 27.2 million shares from $0.26 in the first quarter of 2005 on 28.6 million shares, assuming stock compensation was expensed in last year’s first quarter. The decline in the number of shares outstanding is a result of stock repurchases by the company in the fourth quarter of 2005 and first quarter of 2006. On an as reported basis, diluted earnings per share in the first quarter of 2005 was $0.29.

“We are pleased to report solid performance in the first quarter of 2006. Compared to the first quarter of 2005, we saw a satisfactory development in the client employee count. At the same time, pricing initiatives positively impacted revenues as well as profitability, evidenced by simultaneous increases in average annualized professional service fees per client employee to $1,219, from $1,165, and annualized operating income per client employee paid to $394 compared to $373 in the prior year,” commented Erik Vonk, Gevity’s Chairman and Chief Executive Officer.
Update on Growth Strategy
In 2006, Gevity has embarked on a ‘multi-layer’ growth strategy, designed to benefit optimally and simultaneously from the company’s scalable infrastructure, superior technology platform and established distribution capacity to provide a comprehensive employment management solution to small- and medium-sized enterprises. The strategy aims to extend the lifetime value of each client employee served, gain market penetration in existing markets and expand into new geographic and vertical markets.
Intra Client
The company continues to capitalize on growth opportunities within the existing client portfolio through pricing and retention. In the first quarter of 2006, the initial phases of the ‘value proposition outreach’ campaign were implemented. The program, designed to increase professional service fees based on enhanced service levels, generated an initial 4.6% increase in average fees per client employee during the quarter. The company expects that the outreach campaign will be fully implemented by the end of May. As a result, the contribution of this effort to fee income is anticipated to accelerate during the second quarter and can be expected to provide its full benefit from the third quarter onward. The impact of the pricing initiative is also expected to further positively influence the quality of gross profit by increasing the relative contribution of professional service fees.
Intra Market
In 2006, the company expects to generate growth through further penetration of existing markets driven by sales production and productivity. During the first quarter, the productivity per Business Development Manager improved by 11% compared to the same quarter a year ago. Although tenure developed positively to 38.2 months, up from 32.7 months in the first quarter of 2005, turnover remained relatively flat at 52% on an annualized basis. The planned efforts to start expanding the sales force in early 2006 have begun to yield results just after the close of the reporting period as the number of Business Development Managers expanded from 134 at quarter end to 150 by the last week of April. The company intends to have 160 Business Development Managers deployed by the end of the second quarter.

During the first quarter, preparations developed as planned to offer health benefit options through UnitedHealthcare effective June 1, 2006.
Mid-Market
The company expects the mid-market initiative to drive incremental profitable growth by adding clients with 500 to 5,000 employees in order to leverage the company’s primarily fixed cost infrastructure even further. The mid-market initiative was launched at the end of 2005 and production is expected to begin in the second half of 2006. During the quarter the prospect pipeline has developed satisfactorily.
New Markets
As reported previously, the company plans to open four new full service offices in 2006. The locations planned for this year are: Chicago, IL, Charlotte, NC, Austin, TX and San Antonio, TX. The selection of the Chicago general manager is in its final stages, while the preparations for the other launches are on schedule.
Full Year 2006 Earnings Guidance
Mr. Vonk commented, “Because of the evolving nature of our multi-layered growth strategy in 2006, we are providing additional detailed guidance for the remainder of the year, which is included below.”

	2Q 2006	3Q 2006	4Q 2006	Full Year Growth
Revenues	$162 - $172 million	$169 - $179 million	$183 - $193 million	12-17%

Gross Profit	$47 - $51 million	$53 - $57 million	$57 - $61 million	6-12%

Operating Expenses	$36 - $38 million	$38 - $40 million	$40 - $42 million	8 -12%

Diluted EPS	$0.35 - $.37	$0.36 - $.38	$0.41 - $.43	18-23%

Net Client Employee Growth (compared to prior year period)	7 - 11%	6 -11%	10 - 15%	10 - 15%

The above guidance is on a GAAP basis and therefore, includes the impact from the implementation of SFAS 123R “Share-Based Payment”, which is expected to be $0.10 per diluted share for full-year 2006, of which $.02 per diluted share was expensed in the first quarter of 2006.
Factors to keep in mind that could affect actual results include amount and timing of new client production and client attrition, number and cost of insurance claims and fluctuations in operating expenses.
Mr. Vonk continued, “Our policy is to manage the business over the long term and therefore, we intend to provide this level of detailed guidance exclusively for 2006. We have provided a range of guidance given the potential variability in certain dynamics of our business that can occur each quarter. Beyond 2006, we will focus on several key metrics that we believe ultimately best reflect our long-term success. We plan to share these at our Stakeholder Day on May 19, 2006 in Bradenton, Florida.”
Mr. Vonk concluded, “We expect our efforts throughout the year will deliver exceptional shareholder value, including continued healthy returns and increasing profitability that build upon our performance to date.”
Earnings Conference Call
Gevity invites you to participate in a live conference call and webcast this morning at 10:30 a.m. Eastern Time to discuss the company’s first quarter earnings results and learn more about the company’s evolution. To participate in the call, dial 1.866.617.6634 in the U.S. and Canada. Dial 1.706.679.0889 internationally. Ask for the Gevity conference call and provide the following pass code: 7707253. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. Listen to the call live at http://www.videonewswire.com/event.asp?id=33219. Allow five to ten minutes before 10:30 a.m. Eastern Time to register (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from Media Player and at least a 28.8 KBPS connection to the Internet).
If you are unable to listen to the live call, audio will be archived on the Gevity website. To access the replay, visit the Investor Relations section of gevity.com.
Use of Non-GAAP Financial Measures
This press release presents operating expenses, operating income, net income and earnings per share for the first quarter of 2005 including adjustments for stock compensation expense. SFAS 123R “Share-based Payment” was effective January 1, 2006 and impacted the company’s results of operations for the first time, in the first quarter of 2006. The company has included non-GAAP financial information for the first quarter of 2005 because it believes that such information provides management and investors a more complete and transparent understanding of Gevity’s results and trends and allows management and investors to compare the actual GAAP results for the first quarter of 2006 on a consistent basis with the prior period.

Assuming stock compensation expense in the first quarter 2005, operating expense and operating income would be adjusted by $1.1 million, net income would be adjusted by $0.7 million and diluted earnings per share would be adjusted by $0.03.
This non-GAAP financial information may not be the same as similarly titled measures used by other companies, should not be construed as alternatives to their nearest GAAP equivalents and should be only used in conjunction with results reported in accordance with GAAP.
About Gevity
Gevity helps clients increase profits, grow sales and improve customer satisfaction through our comprehensive employment management solution. We serve as the insourced human resource department to small- and medium-sized businesses nationwide. Our unique approach integrates three key drivers of business success: workforce alignment, administrative relief and business protection. We deliver our solution through our innovative people, processing and portal approach, combining the resources of our highly skilled human resource consultants and our scalable, Web-enabled technology platform.
(Tables Attached)
A copy of this press release can be found on the company’s Web site at www.gevity.com.
Pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), Gevity HR, Inc. (“Gevity” or the “Company”) is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein, in other filings made by the Company with the Securities and Exchange Commission, in press releases or other writings, including in electronic form on its internet web site(s), or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” and “projection”) are not historical facts and may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors are described in further detail in the Company’s Annual Report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company cautions that these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
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GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in $000’s, except per share data, unaudited)

	For the Three Months Ended
	March 31,
	2006 (1)	2005
Revenues	$169,689	$153,880
Cost of services	120,087	110,251

Gross profit	49,602	43,629

Operating expenses:
Salaries, wages and commissions	20,868	17,387
Other general and administrative	12,874	10,460
Depreciation and amortization	3,297	3,753

Total operating expenses	37,039	31,600

Operating income	12,563	12,029
Interest income	252	235
Interest expense	(264)	(78)
Other non-operating (expense) income, net	(143)	16

Income before income taxes	12,408	12,202
Income tax provision	4,214	4,027

Net income	$8,194	$8,175

Net income per common share — diluted	$0.30	$0.29

Weighted average common shares outstanding — diluted	27,177	28,572

(1)	The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”), on January 1, 2006, utilizing the modified prospective application of transition and therefore has not restated prior results. Current period results include SFAS 123R stock-based compensation expense of $835 in salaries, wages and commissions as well as a related tax benefit of $284 in the provision for income taxes. Current period stock-based compensation reduced diluted earnings per share by $0.02.

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ADJUSTED FOR STOCK-BASED COMPENSATION (1)
(in $000’s, except per share data, unaudited)

	For the Three Months Ended
	March 31,
	2006 (2)	2005 (3)
Revenues	$169,689	$153,880
Cost of services	120,087	110,251

Gross profit	49,602	43,629

Operating expenses:
Salaries, wages and commissions (as adjusted)	20,868	18,462
Other general and administrative	12,874	10,460
Depreciation and amortization	3,297	3,753

Total operating expenses (as adjusted)	37,039	32,675

Operating income (as adjusted)	12,563	10,954
Interest income	252	235
Interest expense	(264)	(78)
Other non-operating (expense) income, net	(143)	16

Income before income taxes (as adjusted)	12,408	11,127
Income tax provision (as adjusted)	4,214	3,672

Net income (as adjusted)	$8,194	$7,455

Net income per common share — diluted (as adjusted)	$0.30	$0.26

Weighted average common shares outstanding — diluted (as adjusted)	27,177	28,599

(1)	The Company adopted the provisions of SFAS 123R January 1, 2006 on a prospective basis. The prior period results have been presented on an “as adjusted” basis, reduced for the impact of the pro forma stock compensation expense previously reported on a pro forma basis under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”).

(2)	Results for the three months ended March 31, 2006 are shown as reported and include stock-based compensation expense recorded under SFAS 123R of $835 in salaries, wages and commissions and a related tax benefit of $284 in the income tax provision.

(3)	Previously reported results for the three months ended March 31, 2005 have been adjusted for comparison purposes by the impact of stock compensation expense previously reported on a pro forma basis under SFAS 123. Salaries, wages and commissions were increased by $1,075 for the three months ended March 31, 2005 and the provision for income taxes was reduced by $355.

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in $000’s, unaudited)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$23,699	$52,525
Marketable securities — restricted	4,356	4,314
Accounts receivable, net	110,278	113,864
Short-term workers’ compensation receivable, net	43,711	32,552
Other current assets	15,164	15,713

Total current assets	197,208	218,968
Property and equipment, net	19,581	13,810
Long-term marketable securities — restricted	8,008	7,891
Long-term workers’ compensation receivable, net	96,792	95,766
Intangible assets, net	28,085	30,494
Goodwill and other assets	20,942	20,940

Total assets	$370,616	$387,869

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accrued payroll and payroll taxes	$139,499	$152,940
Accrued insurance premiums, health and workers’ compensation insurance reserves	17,880	20,536
Customer deposits and prepayments	6,423	8,315
Deferred tax liability, net	31,930	31,567
Accounts payable and other accrued liabilities	12,268	11,841

Total current liabilities	208,000	225,199

Other long-term liabilities	7,301	7,255

Total liabilities	215,301	232,454

Total shareholders’ equity	155,315	155,415

Total liabilities and shareholders’ equity	$370,616	$387,869

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in $000’s, unaudited)

	For the Three Months Ended
	March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,194	$8,175
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,297	3,753
Deferred tax provision, net	343	1,065
Stock-based compensation	835	55
Provision for bad debts	56	117
Other	175	(4)
Changes in operating working capital	(25,530)	14,710

Net cash (used in) provided by operating activities	(12,630)	27,871

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities and certificates of deposit	(76)	(36)
Capital expenditures	(4,208)	(1,034)

Net cash used in investing activities	(4,284)	(1,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit line borrowing	27,689	—
Payments on credit line borrowing	(27,689)	—
Proceeds from exercise of stock options	1,359	843
Excess tax benefits from share-based arrangements	1,475	—
Dividends paid	(1,846)	(1,639)
Purchase of treasury stock	(12,900)	—

Net cash used in financing activities	(11,912)	(796)

Net (decrease) increase in cash and cash equivalents	(28,826)	26,005
Cash and cash equivalents — beginning of period	52,525	40,776

Cash and cash equivalents — end of period	$23,699	$66,781

GEVITY HR, INC. AND SUBSIDIARIES
STATISTICAL DATA
(unaudited)

	1st Quarter		1st Quarter		Percentage
	2006		2005		Change
Client employees at period end	136,236		125,406		8.6%
Clients at period end (1)	8,128		8,264		-1.6%
Average number of client employees/ clients at period end	16.76		15.17		10.5%
Average number of client employees paid by month (2)	127,556		117,620		8.4%
Number of workers’ compensation claims	1,415		1,380		2.5%
Frequency of workers’ compensation claims per one million dollars of workers’ compensation wages (3)	1.26	x	1.38	x	-8.7%
Workers’ compensation manual premium per one hundred dollars of workers’ compensation wages (3), (4)	$2.77		$3.27		-15.3%
Workers’ compensation billing per one hundred dollars of workers’ compensation wages (3)	$2.43		$2.76		-12.0%
Workers’ compensation cost per one hundred dollars of workers’ compensation wages (3)	$1.72		$1.98		-13.1%
Client employee health benefits plan participation	38%		38%		0.0%
Annualized average wage per average client employees paid by month (5)	$39,811		$37,062		7.4%
Annualized professional service fees per average number of client employees paid by month (5), (6)	$1,219		$1,165		4.6%
Annualized total gross profit per average number of client employees paid by month (5)	$1,555		$1,484		4.8%
Annualized operating income per average number of client employees paid by month (5), (7)	$394		$373		5.6%

(1)	Client accounts as measured by individual client Federal Employer Identification Number (FEIN).

(2)	The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

(3)	Workers’ compensation wages exclude the wages of clients electing out of the Company’s workers’ compensation program.

(4)	Manual premium rate data is derived from tables of AIG in effect for 2006 and 2005, respectively.

(5)	Annualized statistical information is based upon actual quarter-to-date amounts which have been annualized (divided by 3 and multiplied by 12) and then divided by the average number of client employees paid by month.

(6)	The annualized professional service fees is based upon information from the following table (in thousands):

	1st Quarter	1st Quarter
	2006	2005
Revenues:
Professional service fees	$38,862	$34,251
Employee health and welfare benefits	89,259	80,498
Workers’ compensation	27,415	27,583
State unemployment taxes and other	14,153	11,548

Total revenues	$169,689	$153,880

(7)	Adjusted for the for the effect of $1.1 million stock-based compensation in 2005 which was recognized on a pro forma basis in 2005 and on an actual basis in 2006 upon the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.